EXHIBIT 99.1

Federated National Holding Company Reports Third Quarter 2015 Basic Net Income of $0.77 Per Share and Other Results of Operations

SUNRISE, Fla., Nov. 4, 2015 (GLOBE NEWSWIRE) -- Federated National Holding Company (the "Company") (Nasdaq:FNHC) today reported results for the quarter ended September 30, 2015.

Highlights (as measured against the same three-month period last year, except where noted):

  46.6% increase in net income to $10.6 million
  41.1% increase in gross premiums written to $129.8 million
  38.3% increase in Florida homeowners' policies to approximately 230,000
  24.1% increase in book value per share, including non-controlling interest, to $17.53 and a 14.8% increase in book value per share, excluding non-controlling interest, to $16.22 as compared with $14.13 at December 31, 2014

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said "Our strong performance in the first half of the year continued in the third quarter with us continuing to increase our Florida homeowners' market share through organic growth. For the quarter, we bound $56.3 million in new homeowners' premium and renewed 92% of the policies in which renewals were offered. The continued organic growth and the high retention rate are testaments to our dedication to the Florida market and the trust that our partner agents have in our entire team. We will continue to focus on delivering the best possible customer experience to our policyholders and agents while optimizing our balance sheet in order to generate a prudent, yet sustainable, return on equity over the long term."

Third Quarter 2015 Financial Review

  For the three months ended September 30, 2015, the Company reported net income of $10.6 million, or $0.77 per share on 13.75 million average undiluted shares outstanding and $0.76 per share on 13.98 million average diluted shares outstanding, compared with net income of $7.2 million, or $0.57 per share on 12.62 million average undiluted shares outstanding and $0.56 per share on 12.96 million average diluted shares outstanding in the same three-month period last year.
  For the nine months ended September 30, 2015, the Company reported net income of $31.6 million, or $2.31 per share on 13.71 million average undiluted shares outstanding and $2.26 per share on 13.98 million average diluted shares outstanding, compared with net income of $27.2 million, or $2.35 per share on 11.56 million average undiluted shares outstanding and $2.28 per share on 11.93 million average diluted shares outstanding in the same nine-month period last year. The increase in the 2015 shares outstanding primarily reflects our $43.4 million common stock offering in August 2014.
  Gross written premiums increased $37.8 million, or 41.1%, to $129.8 million for the three months ended September 30, 2015, compared with $92.0 million for the same three-month period last year. Homeowners' gross written premiums increased $35.6 million, or 42.8%, to $118.9 million for the three months ended September 30, 2015, compared with $83.3 million for the same three-month period last year.
  Gross written premiums increased $88.1 million, or 31.4%, to $368.6 million for the nine months ended September 30, 2015, compared with $280.5 million for the same nine-month period last year. Homeowners' gross written premiums increased $84.3 million, or 33.0%, to $340.2 million for the nine months ended September 30, 2015, compared with $255.9 million for the same nine-month period last year.
  Unearned premiums increased $58.0 million, or 30.1%, to $250.4 million as of September 30, 2015, compared with $192.4 million as of December 31, 2014.
  Net premiums earned increased $27.8 million, or 80.4%, to $62.3 million for the three months ended September 30, 2015, compared with $34.5 million for the same three-month period last year.
  Net premiums earned increased $26.3 million, or 20.3%, to $156.3 million for the nine months ended September 30, 2015, compared with $130.0 million for the same nine-month period last year.
  Total revenues increased $29.5 million, or 68.2%, to $72.6 million for the three months ended September 30, 2015, compared with $43.1 million for the same three-month period last year.
  Total revenues increased $34.4 million, or 22.7%, to $186.3 million for the nine months ended September 30, 2015, compared with $151.9 million for the same nine-month period last year.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Thursday, November 5, 2015. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(877) 303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company. The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company's business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2015	2014	2015	2014
Net premiums earned	$62,285,344	$34,517,604	$156,297,681	$129,954,634
Commission income	1,863,221	1,172,844	4,296,409	3,349,975
Finance revenue	424,947	392,849	1,322,180	1,051,841
Direct written policy fees	2,783,160	2,238,180	7,886,930	6,417,195
Net investment income	1,906,761	1,449,531	5,154,413	3,757,876
Net realized investment gains	1,125,617	659,369	3,742,770	4,046,976
Other income	2,210,311	969,525	4,547,978	1,539,523
Quota-share profit sharing, net	--	1,749,999	3,076,997	1,749,999

Total revenue	72,599,361	43,149,901	186,325,358	151,868,019

Expenses:
Losses and loss adjustment expenses	28,411,902	15,126,058	75,509,659	60,476,359
Operating and underwriting expenses	11,769,011	6,731,693	24,886,600	14,599,627
Salaries and wages	7,940,423	4,022,297	18,091,342	10,520,403
Policy acquisition costs	6,787,551	5,814,955	16,939,428	23,094,862
Interest expense	65,421	--	151,254	--

Total expenses	54,974,308	31,695,003	135,578,283	108,691,251

Income before provision for income tax expense	17,625,053	11,454,898	50,747,075	43,176,768
Provision for income tax expense	7,053,810	4,227,625	19,519,173	15,972,658
Income before non-controlling interest	10,571,243	7,227,273	31,227,902	27,204,110

Non-controlling interest	(21,996)	--	(383,353)	--

Net income attributable to Federated National Holding Company common stockholders	$ 10,593,239	$ 7,227,273	$ 31,611,255	$ 27,204,110

Basic net income per share	$ 0.77	$ 0.57	$ 2.31	$ 2.35
Fully diluted net income per share	$ 0.76	$ 0.56	$ 2.26	$ 2.28

Weighted average number of common shares outstanding	13,749,394	12,624,746	13,709,605	11,562,709

Weighted average number of common shares outstanding (assuming dilution)	13,976,709	12,956,407	13,978,381	11,934,057

Dividends paid per share	$ 0.05	$ 0.03	$ 0.13	$ 0.09

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	9/30/15	12/31/14
Total Cash and Investments	$462,549,785	$370,919,843
Total Assets	$634,307,105	$503,631,308
Unpaid Losses and Loss Adjustment Expenses	$91,672,888	$78,330,355
Total Liabilities	$392,825,833	$311,052,142
Total Shareholders' Equity	$241,481,272	$192,579,166
Common Stock Outstanding	13,773,130	13,632,414
Book Value Per Share including non-controlling interest	$17.53	$14.13
Book Value Per Share excluding non-controlling interest	$16.22	$14.13

	3 Months Ending		9 Months Ending
Gross Premiums Written	9/30/15	9/30/14	9/30/15	9/30/14
	(Dollars in thousands)		(Dollars in thousands)

Homeowners'	$118,929	$83,280	$340,205	$255,858
Automobile	4,991	3,292	10,836	8,964
Commercial General Liability	3,391	3,161	11,123	9,473
Federal Flood	2,529	2,299	6,397	6,192

Total	$129,840	$92,032	$368,561	$280,487

	3 Months Ending		9 Months Ending
Gross Premiums Earned	9/30/15	9/30/14	9/30/15	9/30/14
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$103,987	$75,827	$286,204	$200,288
Automobile	2,806	3,285	8,677	8,690
Commercial General Liability	3,482	2,910	9,988	8,217
Federal Flood	1,978	1,780	5,718	4,997

Total	$112,253	$83,802	$310,587	$222,192

	3 Months Ending		9 Months Ending
Loss Ratios	9/30/15	9/30/14	9/30/15	9/30/14

Net Loss Ratio All Lines	45.62%	43.82%	48.31%	46.54%
Gross Loss Ratio All Lines	32.79%	29.70%	32.71%	33.14%

FEDERATED NATIONAL HOLDING COMPANY

Quota Share Analysis

In conjunction with our third quarter 2015 analysis of actual experience to date under the July 1, 2014 quota share reinsurance contract, we re-evaluated the accounting treatment for quota share reinsurance contracts with retrospective rating provisions.  As a result of this re-evaluation, we have concluded reinsurance contracts which have retrospective rating provisions should be accounted for under Accounting Standards Codification 944, Financial Services — Insurance ("ASC 944"), where amounts due to (from) the assuming companies are accrued based on estimated contract experience to date as though the contracts were terminated.  The adjustment to the accounting treatment related to reinsurance contracts with retrospective rated provisions will result in the following changes:

(a)  We eliminated recording of future estimated quota share profits in one line item, "Quota Share Profit Sharing," in the financial statements.

(b)  Amounts due to (from) the assuming companies have been accrued based on estimated contract experience to date as though the contracts were terminated.  These accruals impacted the following income statement line items: gross ceded premiums, loss and loss adjustment expenses, and deferred policy acquisition costs.

The adjustments to our accounting for the July 1, 2014 quota share reinsurance treaty, inclusive of other adjustments, are not material in any prior quarter or annual period based on an analysis of quantitative and qualitative factors in accordance with SEC Staff Accounting Bulletin 108.

As a result, we recorded these adjustments during the third quarter of 2015.  These adjustments increased net income by $2.2 million for the three and nine month periods ended on September 30, 2015.

Additionally, the quota share reinsurance adjustments impacted the following income statement line items for the three and nine month periods ended on September 30, 2015:

  Gross ceded premiums decreased by $10.9 million,
  Loss and loss adjustment expenses increased by $4.5 million, and
  Deferred acquisition costs increased by $1.5 million.

The adjustments above resulted from a review of our application of ASC 944 as we moved out of hurricane season and analyzed how best to record the various components of the experience account as we moved closer to commutation.  The impact to net income is a result of booking to actual experience rather than booking to estimated experience account balances.  The impact to net income from accounting for the quota share under ASC 944 is consistent with the impact to net income from the accounting treatment previously reported. The main impact of the adjustment is moving from a net presentation (contingent income line) in the income statement to a gross presentation whereby ceded premiums and loss and loss adjustment expenses will be impacted.  Assuming a 40% cost of excess of loss reinsurance on the layers covered by the quota share, our estimate is the quota share has provided a $3.7 million economic benefit from inception to date.  We anticipate, assuming written premiums and loss activity remain consistent, the impact to future quarters, on a pre-tax basis, to be approximately $2.5 million for the quota share entered into in 2014 and $.8 million for the quota share entered into in 2015.

CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company